Exhibit 10.1

March 20, 2006

Lynn Baird, Ph.D.

39 Riverside Terrace

North Easton, MA 02356

Dear Lynn:

On behalf of CombinatoRx, Incorporated (“the Company”), I am pleased to offer you the position of Senior Vice President, Regulatory Affairs & QA/QC. This position will report to Alexis Borisy, President & CEO.

1. Your job responsibilities:

This position is a member of the Executive Team and will be responsible for all aspects of domestic and international regulatory affairs. This will include development of strategic plans for regulatory approvals, implementation of strategies for the earliest possible approval from IND to NDA submissions, insurance of corporate compliance with all regulatory agencies, and direction of programs that accelerate and support successful product approval and market introductions.

Specific responsibilities include:

•                  Lead the planning, preparation and submission for all INDs, NDAs and international equivalents.

•                  Insure that all IND/NDA filings are properly maintained and updated and that annual reports are filed.

•                  Serve as the primary point of contact to the FDA on behalf of the Company ensuring that information is conveyed effectively and efficiently.

•                  Build effective relationships with regulatory authorities and their representatives; prepare for and chair meetings with regulatory bodies.

•                  Interact with all relevant internal departments so as to manage the collection, review and presentation of scientific, clinical, manufacturing and administrative sections of submissions.

•                  Help select, communicate with and monitor the activities of regulatory consultants and CROs, as required.

•                  Advise on the impact of the changing regulatory environment, existing legislation, and guidelines on development plans and registration strategy.

•                  Provide effective communication, guidance and advice to senior management, project team members, and others to achieve goals related to regulatory timelines, regulatory strategy, clinical testing, quality assurance, manufacturing formulations, processes and methods throughout the research and development process.

•                  Create Company SOPs detailing processes.

•                  Attend relevant industry meetings, participate in conferences and be active in professional societies as a representative of the Company.

2. Effective Date:  The effective date of your employment with the Company will be on or about Monday, April 24, 2006. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause subject to clause 5 below.

3. Compensation: Your base pay will be $11,250.00 (equivalent to $270,000.00 annually), paid twice per month.

Further, in accordance with the Company’s 2004 Incentive Plan (the “Plan”), and Incentive Stock Option Grant Agreement (the “ISO Agreement”), you are hereby eligible to be granted an Incentive Stock Option (the “Option”) to purchase fifty thousand (50,000) shares of the Company’s Common Stock at an exercise price at the fair market value. The shares will vest over a four year period as will be specified in the ISO Agreement.

Further, in accordance with the Plan, and a Restricted Stock Agreement to be entered into between you and the Company (the “Agreement”), you will be granted twenty thousand (20,000) shares of the Company’s Common Stock. The shares will be restricted stock with repurchase restrictions that will lapse over a four year period as will be specified in the Agreement. In addition, we provide benefits that are described in the section following.

Upon recommendation of the President/CEO and based on the Company’s financial and cash position and your contribution to the Company’s achievement of its annual goals, the Company may, in its discretion, award an annual performance bonus of up to thirty (30%) percent of your then annual base compensation.

4. Benefits:  You will be eligible for the Company’s standard benefits package. Benefits include participation in a company sponsored health care plan, dental plan, flexible spending account plan,  life insurance, short term disability insurance, and long term disability insurance. You will be eligible for a Company-matched 401(k) plan upon employment. In addition to your compensation, you will be entitled to three (3) weeks’ vacation (in addition to our Winter Holiday Week) earned on a pro-rata basis. Standard paid holidays will also be observed. The Company, however, reserves the right to modify its employee benefit programs.

5. Severance:  In the event that the company elects to terminate your employment without cause, you then will be entitled to receive your base compensation and medical and dental benefits for a period of six (6) months from the date of termination.

The Company may terminate your employment, upon notice, for Cause, meaning that there has been a reasonable, good faith determination that one or more of the following events has occurred, which determination is made after notice to you specifying in reasonable detail the nature of the Cause and a reasonable opportunity for you to be heard. The following shall constitute Cause for termination:

(i)                                     Conviction of a felony;

(ii)                                  Willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description.

(iii)                               Material breach by you of any provision of this letter, which breach continues or remains uncured after thirty (30) days’ notice setting forth in reasonable detail the nature of such breach; or

(iv)                              Material fraudulent conduct by you with respect to the Company.

6. Change of Control. If a Change of Control (as defined below) occurs and, within two (2) years following such Change of Control, the Company terminates your employment other than for Cause, then, the Company (A) shall provide you six (6) months of severance pay, at the rate of the Base Salary in effect immediately prior to the termination, payable in a single lump sum within ten (10) business days following termination of employment; (B) shall pay the premium cost of your participation in the Company’s group medical and dental plans for a period of six (6) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of the options granted pursuant to Section 3 hereof or otherwise which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

In the event that it is determined that any payments or benefits provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that he shall not be liable for any such excise tax.

“Change of Control” means the occurrence hereafter of (i) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction), or (iii) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction.

7. Employment Eligibility Verification:  Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form (Form I–9) on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. This is contingent upon your being able to verify that you can legally work in the U.S.

8. Competition and Confidentiality:  During the term of your employment, you agree that you will not engage in any activity that is directly or indirectly competitive with the Company. Upon your separation from the Company, you agree to return to the Company all documents or property, or reproductions of any such documents or property, developed by you or in your possession.

In connection with your employment, you will be required to sign the Company’s Standard Confidential Information and Inventions Assignment Agreement (the “Invention Agreement”), a copy of which is attached to this Letter Agreement.

Please indicate that you are in agreement with the above the foregoing by signing one enclosed copy of this Letter Agreement and the attached Invention Agreement, and returning these to Ms. Melinda Keegan, CombinatoRx, Inc., 650 Albany Street, Boston, MA  02118.

We are all very enthusiastic about you joining us and have the highest expectation of your contributions.

Sincerely,

/s/ Alexis Borisy

Alexis Borisy

President & CEO

CombinatoRx

The within Letter Agreement and attached Invention Agreement are hereby acknowledged, accepted and agreed to:

/s/ Lynn Baird	Date:	March 31, 2006
Lynn Baird